Exhibit 99.6
Excel Management Systems, Inc
Broadcast International, Inc
Business Optimization & Valuation Specialists	Merger with AllDigital, Inc.
FAIRNESS OPINION

December 20, 2012

The Board of Directors
Broadcast International, Inc.
7050 Union Park Center, Floor 6
Salt Lake City, UT   84047

Board of Directors:

Excel Management Systems, Inc. was engaged by Broadcast International, Inc. to estimate the fair market value of Broadcast International, Inc. (“The Company”), as of October 1, 2012, for the purpose of the creation of a Fairness Opinion as it relates to the Merger with Broadcast International, Inc.

In order for Excel to offer this opinion, it is typical to perform three to seven different valuation calculations for each entity, then compare results and provide the opinion of the fairness of the transaction.  Valuation methods that are typically considered include:
A.	Asset Value Method
B.	Market Value Method
C.	Historical Income Value Method as if repeated
D.	Historical Income Value Method statistically projected
E.	Management Supplied Expected Case Projection Income Value Method
F.	Management Supplied Low Case Projection Income Value Method
G.	Management Supplied High Case Projection Income Value Method

Typically these determinations require 20 – 30 business days to complete.  The Broadcast Board and/or Officers requested an ESTIMATED Fairness Opinion in three days.  Excel was able to perform a CALCULATION of VALUE using only the Management Supplied Expected Projections, but NOT an OPIONION or ESTIMATE of VALUE.  The differences between a CALCULATION of VALUE, ESTIMATE of VALUE and OPIONION of VALUE are summarized below.  Typically an ESTIMATE of VALUE method is used for Board Fairness Opinion Needs.  An OPINION of VALUE, which is often used for legal proceedings, takes five to ten times the amount of time as an ESTIMATE of VALUE.

A.	Calculation of Value
•	Use of Client unadjusted financial statements (5 years desired)
•	Net Income or Earnings used in analysis with non-cash adjustments only (Depreciation, deferred, etc.)
•	GAAP or Tax Reporting basis
•	No industry economic conditions considered
•	Best fit earnings analysis basis
•	Rules of Thumb or capital rate range estimates for Capital and/or Discount rate
•	Income approach valuation methods used for analysis
•	Rules of Thumb Discounts and Premiums applied as applicable
•	Brief Summary Report issued
“A Calculation of Value is NOT a “Conclusion or Opinion of Value” as defined by NACVA Professional Standards and such a difference may be material”

2722 South Davis Boulevard	President:
Bountiful, Utah 84010	Dale S. Richards exceldsr@aol.com	Cell (801) 573-6041
Phone (801) 299-9902	FAX (801) 299-9902

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Excel Management Systems, Inc
Broadcast International, Inc
Business Optimization & Valuation Specialists	Merger with AllDigital, Inc.
FAIRNESS OPINION

B.	Estimate of Value (Differences from Type A noted in italics)

•	Uses Client unadjusted financial (5 years desired) and with nature and history of business
•	Company site survey included
•	Reasonable recognizable benefits stream and cash adjustments made (including intangibles and Goodwill)
•	Cash Flow Earnings or Projections used in analysis with adjustments made on a reasonable basis
•	Industry comparison and review of financials
•	Best fit earnings analysis basis
•	Build up methods used to estimate Capital and/or Discount rate
•	Income approach valuation methods used for analysis
•	Rules of Thumb Discounts and Premiums applied as applicable
•	Support documented with assumptions and limitations detailed
•	Summary Report issued
“An Estimate of Value is NOT a “Conclusion or Opinion of Value” as defined by NACVA Professional Standards and such a difference may be material”

C.	Opinion or Conclusion of Value (italics to note diff. B to C)
“This Opinion or Conclusion of Value and Report comply with the standards for valuations as defined by NACVA Professional Standards for conducting and reporting of a business valuation”

•	Client unadjusted financial (5 years desired) and survey statements reviewed and analyzed line-by-line
•	Company site survey and specific interviews included as needed
•	Full line by line financial statement value audit for Benefit stream adjustments for analyzed stream
•	Detailed Cash Flow Earnings or Projections used in analysis with adjustments applied
•	Industry and specific comparisons and reviews of adjusted financials and ratios
•	Multiple benefit and earnings analysis
•	Detailed build up method used to estimate capital or discount rates
•	Multiple valuation approaches and valuation methods examined
•	Discounts and Premiums applied as applicable with full documentation
•	Support documented with assumptions and limitations detailed
•	Full NACVA Compliance Report and Summary issued

Limiting Conditions

AT THE CLIENT’S REQUEST, THIS VALUATION IS NOT A FORMAL REVENUE RULING 59-60 REPORT.  THIS VALUATION IS STRICTLY ADVISORY AND REQUIRES ONLY EXHIBITS AND MINIMAL EXPLANATIONS.  PLEASE REFER TO THE STATEMENT OF LIMITING CONDITIONS.  A SITE SURVEY WAS NOT PERFORMED AND IT WAS ASSUMED THAT THE FINANCIAL STATEMENTS AND ADJUSTMENTS SUPPLIED BY THE CLIENT WERE ACCURATE.  NO AUDIT, INSPECTION OR REVIEW WAS PERFORMED OF THE SUBJECT COMPANY’S FINANCIAL STATEMENTS. The term “fair market value” is defined as the cash or cash equivalent price at which property would change hands between a willing buyer and a willing seller, neither being under a compulsion to buy or sell and both having reasonable knowledge of relevant facts.

2722 South Davis Boulevard	President:
Bountiful, Utah 84010	Dale S. Richards exceldsr@aol.com	Cell (801) 573-6041
Phone (801) 299-9902	FAX (801) 299-9902

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Excel Management Systems, Inc
Broadcast International, Inc
Business Optimization & Valuation Specialists	Merger with AllDigital, Inc.
FAIRNESS OPINION

The analysis and conclusions in this report are based in part on the following:

A. Information used in the analysis and report was obtained from sources believed to be reliable; however, the validity of this information and the conclusions thereof are not warranted by the appraiser, his agents or employees.

B. Financial statements, operating histories and other data relating to the Company, ownership interest, or assets being appraised which were provided by management, the owners, or their representatives have been accepted by the appraiser without further verification, except as specifically set forth in the appraisal report.  This report should not be considered an audit, review, or compilation as defined by the American Institute of Certified Public Accountants, but is, rather a valuation prepared for the limited purpose described herein.

C. The property, machinery, equipment or any other tangible assets owned by the Company were not inspected by the appraiser.
D. The fairness opinion stated herein is presented as the appraisers considered opinion based on the facts and data set forth in the appraisal report.  No responsibility is assumed for changes in market conditions or for the inability of the owner to locate a purchaser at the appraised value.

E. The appraiser’s analysis assumes marketable title to all of the tangible and intangible assets being appraised herein and that they are free and clear of all encumbrances, except as fully disclosed in the financial statements and related footnotes included in the appraisal report.

F. No opinion of title is being rendered herein, nor does the appraiser, his agents or employees accept any responsibility for matters of a legal nature affecting the Company, ownership interest or assets being appraised.

G. This report is not to be construed, directly or indirectly, as a recommendation to invest, divest, or to lend; it is strictly an independent opinion for the purpose described herein, based upon the information, explanations and materials provided to us and subject to the assumptions and qualifications noted herein.  Potential investors and/or lenders should perform or obtain their own analysis of the Company’s financial position for their particular purposes.

H. This report is not intended for general circulation or publication, nor may it be reproduced or used for any purpose other than that specifically noted herein, without our written permission in each specific instance.  The appraisers do not assume any responsibility or liability for losses incurred by the Company, the directors, shareholders or owners thereof, or to other parties, as a result of the circulation, publication, production or use of this report contrary to the provisions of this paragraph.

I. The appraiser reserves the right to review all calculations included or referred to herein and to revise the valuation in the light of any facts, trends or changing conditions that existed at the valuation date of which we are made aware subsequent to the date hereof; however, the appraiser will not be under any obligation to do so, unless prior arrangements have been made in writing relative to such additional services.

J. The fairness opinion does not include the recognition of a “special purchaser premium,” if such were to be applicable due to the ability of a specific buyer who could utilize the tangible and intangible assets described herein in a unique or synergistic manner.

2722 South Davis Boulevard	President:
Bountiful, Utah 84010	Dale S. Richards exceldsr@aol.com	Cell (801) 573-6041
Phone (801) 299-9902	FAX (801) 299-9902

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Excel Management Systems, Inc
Broadcast International, Inc
Business Optimization & Valuation Specialists	Merger with AllDigital, Inc.
FAIRNESS OPINION

K. The Client by accepting this report agrees that neither the appraiser nor any of his agents or employees will be required to give testimony, nor to be in attendance in court or at any government hearing with reference to the matters herein, unless prior or future arrangements have been or are made in writing relative to such additional services.  These services are available under separate contract.

L. This report takes no responsibility for environmental impact matters or government regulations; such as, OSHA.

M. Information contained within this report and the data obtained from the Company will be held confidential.

FINAL CALCULATION OF VALUE: BROADCAST INTERNATIONAL, INC.

After considering all relevant issues in contained within this report, it the appraiser’s calculation that the Fair Market Value of the operation of the Subject Company can be reasonably stated and is summarized below.

Method to Value:	Value Calculated	Weight	Extended Value
Asset Method to Value:
Un-Adjusted Book Value	NOT USED	0.0%
Market Method to Value:
BIZCOMPS	NOT USED	0.0%

Income Method to Value:
EXPECTED CASE PROJECTED Method	$10,336,489	100%	$10,336,489

Fair Market Value of Company Operations BEFORE DISCOUNTS APPLIED:		100%	$10,336,489

Rounded Company Value AFTER Discounts For VC, Minority And Marketability		No Discounts	$10,336,489

FAIR MARKET VALUE OF COMPANY OPERATIONS (Rounded):			$10,350,000

2722 South Davis Boulevard	President:
Bountiful, Utah 84010	Dale S. Richards exceldsr@aol.com	Cell (801) 573-6041
Phone (801) 299-9902	FAX (801) 299-9902

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Excel Management Systems, Inc
Broadcast International, Inc
Business Optimization & Valuation Specialists	Merger with AllDigital, Inc.
FAIRNESS OPINION

FINAL CALCULATION OF VALUE: ALLDIGITAL, INC.
After considering all relevant issues in contained within this report, it the appraiser’s calculation that the Fair Market Value of the operation of the Subject Company can be reasonably stated and is summarized below.

Method to Value:	Value Calculated	Weight	Extended Value
Asset Method to Value:
Un-Adjusted Book Value	NOT USED	0.0%

Market Method to Value:
BIZCOMPS	NOT USED	0.0%

Income Method to Value:
EXPECTED CASE PROJECTED Method	$17,718,457	100%	$17,718,457

Fair Market Value of Company Operations BEFORE DISCOUNTS APPLIED:		100%	$17,718,457

Rounded Company Value AFTER Discounts For VC, Minority And Marketability		No Discounts	$17,718,457

FAIR MARKET VALUE OF COMPANY OPERATIONS (Rounded):			$17,700,000

2722 South Davis Boulevard	President:
Bountiful, Utah 84010	Dale S. Richards exceldsr@aol.com	Cell (801) 573-6041
Phone (801) 299-9902	FAX (801) 299-9902

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Excel Management Systems, Inc
Broadcast International, Inc
Business Optimization & Valuation Specialists	Merger with AllDigital, Inc.
FAIRNESS OPINION

FAIRNESS OPINION:

Calculation of Value Comparisons:
		% of Combined
Broadcast International, Inc	= $10,350,000	36.90%
AllDigital, Inc	= $17,700,000	63.10%

TOTAL COMBINED VALUE	=$28,050,000	100.0%

Based on the foregoing values: Broadcast International, Inc = $10,350,000 and AllDigital, Inc. = $17,700,000 and other factors deemed relevant, it is the opinion of the appraiser that a fair transaction would require Broadcast International, Inc. to obtain AT LEAST 37.0% of the resultant merged company.  Therefore, at 46% (most recent merger proposal) it is deemed fair for the shareholders of Broadcast International, Inc.

In arriving at this opinion, the appraiser had limited time (3 days where normally the process takes 30-60 days) to review the financial data of both companies.  Based on that review, it is determined that the historical financial performance of both companies was not an appropriate measure of value.  Therefore to consider “Similar” comparisons between the companies the Management supplied EXPECTED CASE PROJECTIONS (2013 - 2015) were the basis for the Conclusion of Value used for the valuation.

Excel Management, as part of its professional services, is regularly engaged in the valuation of businesses and securities in connection with acquisitions, private placements, estates, stock option plans and valuations for corporate boards for many other purposes.  We were not requested to, nor did we solicit the interest of any other party with respect to investing in either of the companies subject to this opinion, and our opinion does not constitute a recommendation to any investors or shareholders to purchase shares in either company.

Respectfully Submitted,
Dale S. Richards, MBA, AVA, EI,
President Excel Management
Accredited Valuation Analyst (AVA) – NACVA
Licensed by National Association of Certified Valuation Analysts (NACVA)

2722 South Davis Boulevard	President:
Bountiful, Utah 84010	Dale S. Richards exceldsr@aol.com	Cell (801) 573-6041
Phone (801) 299-9902	FAX (801) 299-9902

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